Exhibit 99.1

South Shore Resources Inc. Redesigns Website

Providenciales, Turks & Caicos – July 30, 2008 - South Shore Resources Inc. (OTCBB: SSHO) (Frankfurt: SXB) (WKN: A0LD9H) is pleased to announce that the Company has completely redesigned its corporate website and changed portals to: www.southshoreresourcesinc.com which went live today.

The website was redesigned with the end user in mind and now better reflects South Shore’s focus which is the manufacturing, marketing, sales and distribution of products which assist in fuel savings with the use of Hydrogen Generating Modules and related accessories to the transportation and automotive manufacturing industries.

About South Shore Resources Inc.:

South Shore Resources Inc. is a company engaged in the manufacturing, marketing, sales and distribution of products which are committed to fuel savings with the use of Hydrogen Generating Modules and related accessories to the transportation and automotive manufacturing industries which are either in development and/or the commercialization stages.

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. These forward-looking statements involve known and unknown risks, uncertainties and other facts that could cause the actual future results of the Company to be materially different from such forward looking statements. These forward-looking statements are made only as of the date hereof, and we disclaim any obligation to update or revise the information contained in any such forward-looking statements, whether as a result of new information, future events or otherwise.

For further information please contact South Shore Resources Inc. at (416) 281-3335 or visit the company's Website at: www.southshoreresourcesinc.com.